Exhibit 8.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
March 2, 2018	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Tanger Factory Outlet Centers, Inc.	Los Angeles	Tokyo
3200 Northline Avenue, Suite 360	Madrid	Washington, D.C.
Greensboro, North Carolina 27408	Milan

Re:	Tanger Factory Outlet Centers, Inc.

Ladies and Gentlemen:

In connection with the registration statement on Form S-3 (the “Registration Statement”) filed by Tanger Factory Outlet Centers, Inc. (the “Company”) on the date hereof with the Securities and Exchange Commission (the “Commission”), in connection with the registration of an indeterminate aggregate offering price of preferred shares, depositary shares, common shares and common share warrants of the Company and debt securities of Tanger Properties Limited Partnership under the Securities Act of 1933, as amended (the “Act”), you have requested our opinion concerning the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of Its REIT Election.”

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set

March 2, 2018

forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In addition, with your permission, we have assumed the accuracy of the opinions of Womble Bond Dickinson (US) LLP, counsel for the Company, dated as of the date hereof, with respect to certain matters of North Carolina law.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement and the Officer’s Certificate, it is our opinion that the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations to Tanger Factory Outlet Centers, Inc. of Its REIT Election,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement or the Officer’s Certificate, may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a real estate investment trust depend upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code of 1986, as amended, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation in any taxable year have satisfied or will satisfy such requirements.

This opinion is furnished to you, and is for your use in connection with the transaction described herein upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

March 2, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP